SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                      International Dispensing Corporation
                                (Name of Issuer)



                         Common Stock, $0.001 par value
                         (Title of Class of Securities)



                                   459407 10 2
                                 (CUSIP Number)



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                                                                    SCHEDULE 13G

CUSIP No. 459407 10 2
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1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ReSeal Dispensing Corporation
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2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [_]
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3)   SEC USE ONLY

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4)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Florida
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                           5)     SOLE VOTING POWER
                                   2,225,000
     NUMBER                ----------------------------------------------------
     OF                    6)     SHARED VOTING POWER
     SHARES                        N/A
     BENEFICIALLY          ----------------------------------------------------
     OWNED BY              7)     SOLE DISPOSITIVE POWER
     EACH                          2,225,000
     REPORTING             ----------------------------------------------------
     PERSON                8)     SHARED DISPOSITIVE POWER
     WITH                          N/A
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9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,225,000
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10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                      [_]
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11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     23.3%
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12)  TYPE OF REPORTING PERSON

     CO
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ITEM 1(A).   NAME OF ISSUER:

             International Dispensing Corporation

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             342 Madison Avenue, Suite 1034, New York, NY  10173

ITEM 2(A).   NAME OF PERSON FILING:

             ReSeal International Corporation

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             342 Madison Avenue, New York, NY 10173

ITEM 2(C).   CITIZENSHIP:

             Florida

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             Common Stock, $0.001 par value  (the "Common Stock")

ITEM 2(E).   CUSIP NUMBER:

             459407 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

             Not applicable

ITEM 4.      OWNERSHIP.

             (a)  Amount beneficially owned:  2,225,000 shares
             (b)  Percent of class:  23.3%
             (c)  Number of shares as to which filer has:
                  (i)   Sole  power  to vote or to  direct  the vote 2,225,000
                  (ii)  Shared power to vote or to direct the  vote
                        Not  Applicable
                  (iii) Sole  power to dispose or to direct the disposition of
                        2,225,000
                  (iv) Shared power to dispose or to direct the disposition of Not Applicable

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable


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ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable


ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable

ITEM 10.     CERTIFICATION.

             Not applicable


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                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: April 4, 1997



                                        RESEAL INTERNATIONAL CORPORATION


                                        By: /s/ Oliver Richardson
                                           -----------------------------
                                        Name: Oliver Richardson
                                        Title: President


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